SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934
LEAP WIRELESS INTERNATIONAL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	33-0811062

(State of incorporation or organization)	(IRS Employer Identification No.)

5887 Copley Drive San Diego, California	92111

(Address of principal executive offices) Securities to be registered pursuant to Section 12(b) of the Act:	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable
(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
     On June 21, 2011, Leap Wireless International, Inc. (the “Company”) and Mellon Investor Services LLC (the “Rights Agent”) entered into the First Amendment (the “First Amendment”) to the Tax Benefit Preservation Plan, dated as of September 13, 2010, by and between the Company and the Rights Agent (the “Plan”). Under the First Amendment, the expiration date of the preferred stock purchase rights (the “Rights”) issued under the Plan was accelerated from September 30, 2020 to June 21, 2011, which effectively terminates the Plan as of such date. Accordingly, as of the close of business on June 21, 2011, there are no longer any Rights associated with the outstanding shares of the Company’s common stock and no person has any rights pursuant to the Plan. The entry into the First Amendment and the acceleration of the expiration of the Rights was authorized and approved by the Company’s Board of Directors on June 16, 2011.
     The above summary is not intended to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is filed as Exhibit 1 hereto and is incorporated by reference herein.
Item 2. Exhibits.
Item 2 is hereby amended and supplemented by adding the following exhibit:

Exhibit No.	Description

1.	First Amendment to the Tax Benefit Preservation Plan, dated as of September 13, 2010, entered into as of June 21, 2011 by and between Leap Wireless International, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 21, 2011 of Leap Wireless International, Inc.).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: June 21, 2011	By:	/s/ ROBERT J. IRVING, JR.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.	First Amendment to the Tax Benefit Preservation Plan, dated as of September 13, 2010, entered into as of June 21, 2011 by and between Leap Wireless International, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 21, 2011 of Leap Wireless International, Inc.).